UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Class A Limited Partner Interests
(2) Aggregate number of securities to which transaction applies:
26,501 Class A Limited Partner Interests
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0. Pursuant to Rule 0-11(c)(2), the fee was calculated on the amount of cash that is estimated to be received by the Registrant from sales proceeds of the sales of Registrant’s property, assuming that the Registrant receives distributions from its investments in local partnerships equal to the maximum amount of the estimated liquidation proceeds.

(4) Proposed maximum aggregate value of transaction:
$0
(5) Total fee paid:
$0
☒ Fee paid previously with preliminary materials. $0
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

American Affordable Housing II Limited Partnership

One Boston Place

Suite 2100

Boston, MA 02108

(617) 624-8900

April 8, 2008

Dear Unit Holder (“Unit Holder”):

In January 2008, a Consent Solicitation Statement and accompanying information regarding the proposed liquidation (the “Liquidation”) of American Affordable Housing II Limited Partnership (“AAH II” or the “Partnership”) were sent to you as an outstanding Unit Holder.  On April 1, 2008, the proposed Liquidation was approved by a majority of the Unit Holders.

Effective April 1, 2008, the General Partner executed the Plan of Liquidation attached hereto.  Upon the sale of the final asset, the General Partner will initiate the dissolution; winding up and Liquidation of the Partnership under applicable law, and the termination of the existence of the Partnership.

Thank you for your participation in the Partnership.

Sincerely,

John P. Manning

President, C&M Management, Inc.,

the general partner of BCA Associates Limited Partnership,

the general partner of Boston Capital Associates Limited Partnership,

the general partner of American Affordable Housing II Limited Partnership

PLAN OF LIQUIDATION AND DISSOLUTION
OF
AMERICAN AFFORDABLE HOUSING II LIMITED PARTNERSHIP

This Plan of Liquidation and Dissolution (the “Plan”) dated as of April 1, 2008 of American Affordable Housing II Limited Partnership (the “Partnership”), a Massachusetts limited partnership, is for the purpose of effecting the complete liquidation and dissolution of the Partnership in accordance with the laws of the Commonwealth of Massachusetts.

1. Intention of the General Partner.  Boston Capital Associates Limited Partnership, as the sole General Partner of the Partnership, believes that the liquidation and dissolution (the “Liquidation”) of the Partnership at this time is in the best interest of the Partnership and the holders of the Partnership’s Class A Limited Partner Interests (the “Unit Holders”). Therefore, the General Partner has submitted this Plan to the Unit Holders for their consent to liquidate and dissolve the Partnership in accordance with Section 1.5 of the Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership dated as of March 1, 1988 (the “Partnership Agreement”).

2. Effectiveness. The Plan shall be effective upon the approval hereof by the affirmative vote of more than 50% of the Limited Partners, as directed by the holders of greater than 50% of the outstanding Class A Limited Partner Interests (“Units”) of the Partnership as required by the Partnership Agreement. Until such time as the Unit Holders approve this Plan, the General Partner shall not take and shall not cause the Partnership to take any of the actions, and shall not do or cause the Partnership to do, any of the things provided herein, provided that the foregoing shall in no event limit the right of the General Partner to sell, on behalf of the Partnership, Apartment Complexes (or the Partnership’s Operating Partnership interests therein) in one or more unrelated transactions in a manner consistent with past practice.

3. Dissolution. In accordance with the Partnership Agreement, after the sale of all or substantially all of the Partnership’s assets, the Partnership shall be dissolved without any further action by or on behalf of the Partnership, the Unit Holders or the General Partner.

4. Winding Up and Liquidation. The General Partner, as liquidator for the Partnership, shall sell or cause to be sold all of the assets of the Partnership, together or in separate asset sales, and shall apply the funds of the Partnership (including the proceeds of the sale of any other assets of the Partnership) in accordance with Sections 1.5, 4.2 and 4.3 of the Partnership Agreement.  All assets and funds of the partnership previously reserved pursuant to Section 4.2(b)(2) of the Partnership Agreement and determined by the General Partner to be in excess of the amounts required therefore shall be distributed by the General Partner as set forth in Section 4.2 or 4.3 of the Partnership Agreement, as applicable.  For purposes of clarity, until the dissolution of the Partnership, distributions shall be made in accordance with Section 4.2 of the Partnership Agreement, and after the dissolution of the Partnership, distributions shall be made in accordance with Section 4.3 of the Partnership Agreement.

5. Cancellation of Interests in the Partnership. Liquidating distributions shall be made in complete cancellation of all of the Limited Partner’s and Unit Holders’ interests in the Partnership.  If there are no liquidating distributions with respect to any Units, the Units and all of the Unit Holders’ interests therein shall be cancelled upon the complete liquidation of the assets contained within the Partnership.

6. Reports and Filings. In connection with the Liquidation and winding up of the Partnership, the General Partner shall cause to be executed and timely filed (i) with the Massachusetts Secretary of the Commonwealth, a Certificate of Cancellation canceling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities Exchange Commission, any reports required under the Exchange Act, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with Section 12.8 of the Partnership Agreement.

7. Other Acts. The General Partner shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the dissolution, winding up and Liquidation of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law, and the termination of the existence of the Partnership.

8. Amendment and Termination.  The General Partner may amend or terminate this Plan at any time.

IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

AMERICAN AFFORDABLE HOUSING II LIMITED
PARTNERSHIP

By:	Boston Capital Associates Limited Partnership, its
General Partner

By:	BCA Associates Limited Partnership,
its General Partner

By:	C&M Management, Inc.,
its General Partner

By:	/s/ John P. Manning President